Exhibit 99.1.2

                                         Tuesday August 31, 2:15 pm Eastern Time
                                                           Company Press Release
                                   SOURCE: New World Coffee-Manhattan Bagel Inc.

              NEW WORLD COMPLETES ACQUISITION OF CHESAPEAKE BAGEL;
           ACQUISITION OF STORES WILL POSITION NEW WORLD AS INDUSTRY'S
                                  NO. 2 PLAYER


EATONTOWN, N.J., Aug. 31 /PRNewswire/ -- New World Coffee-Manhattan Bagel Inc. (Nasdaq: NWCID - news) today announced that it has completed the acquisition of Chesapeake Bagel Bakery from Atlanta-based AFC Enterprises.

As previously announced, the addition of Chesapeake will make New World's Manhattan Bagel subsidiary the second largest company in the retail bagel industry, with approximately 350 stores from coast to coast. Expected to be accretive to earnings immediately, the acquisition adds more than 70 franchised Chesapeake locations to the Manhattan Bagel system. All are expected to continue to be operated by franchisees. New World is financing the acquisition through a combination of cash and debt; no new stock is being issued.

"Adding this store network solidifies our position as the No. 2 player in the industry while leveraging our investment in Manhattan Bagel's infrastructure," said Ramin Kamfar, New World Chairman and Chief Executive Officer. "With 60% of Chesapeake's units located in Virginia, the District of Columbia, Maryland and Pennsylvania, the acquisition greatly strengthens our share in those key core markets."

The Chesapeake stores are located in 23 states extending from the East Coast to the Rocky Mountains. While strengthening existing markets, the acquisition also allows New World-Manhattan Bagel to penetrate Arizona, Colorado, Illinois, Kansas, Louisiana, Minnesota, Missouri, Utah, West Virginia and Wyoming. Chesapeake was founded in the Washington, D.C. area in 1981.

New World Coffee-Manhattan Bagel Inc. currently owns, operates, franchises or licenses stores under its three brands in 28 states. The Company is vertically integrated in bagel dough and cream cheese manufacturing, and coffee roasting, with plants in New Jersey, California and Connecticut.

AFC Enterprises is the parent company of Churchs Chicken, Popeyes Chicken & Biscuits, Seattle Coffee Company and Cinnabon.

Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "forecast," "estimate," "project," "intend," "expect," "should," "would" and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. The above factors are more fully discussed in the Company's SEC filings.